Investcorp Finalizes Majority Interest Acquisition of CM

Investment Partners

Acquisition Enhances Existing Leadership within Investcorp Credit Management

New York, September 3, 2019 – Investcorp, a leading global provider and manager of alternative investment products, today announced the finalization of its acquisition of a majority interest in CM Investment Partners LLC (“CMIP”), which acts as the investment adviser to Investcorp Credit Management BDC, Inc. (formerly known as CM Finance Inc) (NASDAQ: ICMB (formerly CMFN)). The transaction was first announced in June 2019. Investcorp Credit Management BDC, Inc., a specialty finance company that has elected to be regulated as a business development company (“BDC”), invests primarily in the debt of U.S. middle-market companies. Additional terms of the transaction were not disclosed.

Under the deal, CMIP will form part of Investcorp’s Credit Management (“ICM”) business, further driving Investcorp’s growth strategy with opportunities for growth in Private Credit, including the BDC space. The acquisition marks Investcorp’s entry into middle market lending in the U.S., allowing Investcorp to reach a new market segment.

As part of the acquisition, Chairman and Chief Executive Officer of Investcorp Credit Management BDC, Inc. and Co-Chief Investment Officer of CMIP, Michael Mauer, will become Co-Head of ICM U.S. alongside Jim Feeley, who currently serves as Co-Head of ICM U.S. Both Jim Feeley and Michael Mauer will report to Jeremy Ghose, Head of Investcorp Credit Management.

“We are excited to officially welcome Michael Mauer and the CMIP team to the ICM group as they bring years of experience navigating the middle-market lending space,” said Jeremy Ghose. “This acquisition aligns with our broader strategy of providing a diverse and full platform across the alternative asset management spectrum, and marks our entry into the BDC segment.”

Investcorp Credit Management BDC, Inc. invests primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $15 million, focusing on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams.

“We are delighted to formally join the global Investcorp Credit Management platform,” said Michael Mauer, Co-Chief Investment Officer of CMIP. “Through our combined talents and expertise, we are confident this relationship will enable us to provide even more opportunities to Investcorp’s existing client base.”

Investcorp Credit Management is a leading global credit manager with assets under management of over $12 billion. Based in London, New York and Singapore, the business manages funds that invest primarily in senior secured corporate debt issued by mid and large-cap corporates in Western Europe and the U.S.

-Ends-

About Investcorp

Investcorp is a leading global manager of alternative investments. Led by a new vision, Investcorp has embarked on an ambitious, albeit prudent, growth strategy. The Firm continues to focus on generating value through a disciplined investment approach in four lines of business: private equity, real estate, absolute return investments and credit management.

As at June 30, 2019, the Investcorp Group had $28.2 billion in total AUM, including assets managed by third party managers and assets subject to a non-discretionary advisory mandate where Investcorp receives fees calculated on the basis of AUM.

Since its inception in 1982, Investcorp has made over 185 Private Equity deals in the U.S., Europe, the Middle East and North Africa region and Asia, across a range of sectors including retail and consumer products, technology, business services and industrials, and more than 650 commercial and residential real estate investments in the US and Europe, for in excess of $60 billion in transaction value.

Investcorp employs approximately 427 people across its offices in Bahrain, New York, London, Abu Dhabi, Riyadh, Doha, Singapore, and Mumbai. For further information, including our most recent periodic financial statements, which details our assets under management, please visit:

www.investcorp.com

www.twitter.com/Investcorp

www.linkedin.com/company/Investcorp

About Investcorp Credit Management BDC, Inc.

Investcorp Credit Management BDC, Inc. (“Investcorp BDC”) is an externally-managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Investcorp BDC’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through debt and related equity investments by targeting investment opportunities with favorable risk-adjusted returns. Investcorp BDC seeks to invest primarily in middle-market companies that have annual revenues of at least $50 million and earnings before interest, taxes, depreciation and amortization of at least $15 million. Investcorp BDC’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about Investcorp BDC, please visit www.icmbdc.com.

About CM Investment Partners LLC

CM Investment Partners LLC (“CMIP”) serves as the external investment adviser to Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB), and is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring investments and monitoring portfolio companies on an ongoing basis.

Media Contacts:

Investcorp Firas El Amine +973 3998 7838 felamine@investcorp.com	Prosek Partners Kate Sylvester 1-646-818-9127 ksylvester@prosek.com